EXHIBIT 99.1

Invitae Announces Pricing of Public Offering of Common Stock

SAN FRANCISCO, November 17, 2016 — Invitae Corporation (NYSE: NVTA) today announced the pricing of an underwritten public offering of 7,333,333 shares of its common stock at a price to the public of $6.00 per share. All of the shares are being sold by Invitae. The gross proceeds to Invitae from the offering, before deducting the underwriting discounts and commissions and other offering expenses, are expected to be approximately $44 million. The offering is expected to close on or about November 22, 2016, subject to customary closing conditions. In addition, Invitae has granted the underwriters a 30-day option to purchase up to an additional 1,099,999 shares of its common stock at the public offering price, less the underwriting discounts and commissions.

J.P. Morgan Securities LLC is acting as the sole book-running manager for the offering. Cowen and Company, LLC is acting as a co-manager for the offering.

A shelf registration statement relating to the shares was filed with the Securities and Exchange Commission and became effective on June 20, 2016. The offering is being made solely by means of a prospectus. A copy of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Invitae Corporation

Invitae Corporation’s (NYSE: NVTA) mission is to bring comprehensive genetic information into mainstream medical practice to improve the quality of healthcare for billions of people. Invitae’s goal is to aggregate most of the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower price than many single-gene and panel tests today. The company currently provides a diagnostic service comprising hundreds of genes for a variety of genetic disorders associated with oncology, cardiology, neurology, pediatrics, and other rare disease areas.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to Invitae’s expectations regarding the anticipated closing date. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the public offering. More information about the risks and uncertainties faced by Invitae is contained in the section captioned “Risk factors” in the preliminary prospectus supplement related to the public offering filed with the Securities and Exchange Commission. Invitae disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Invitae Corporation

Contact:

Katherine Stueland

pr@invitae.com

415-254-1233